Exhibit 99.1

                              PFS Bancorp, Inc.

                        Second and Bridgeway Streets
                            Aurora, Indiana 47001

                              October 27, 2005


FOR IMMEDIATE RELEASE:

CONTACT:
  Stuart M. Suggs, Corp. Treasurer, COO, & CFO
  PFS Bancorp, Inc.
  (812) 926-0631


PFS Bancorp, Inc. Reports Net Earnings For the Quarter and Nine Months Ended September 30, 2005.

Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq National Market: PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the third quarter ended September 30, 2005 of $249,000, or diluted earnings per share of $.17, an increase of $19,000, or 8.3%, from the $230,000 in net earnings, or $.16 of diluted earnings per share recorded for the third quarter ended September 30, 2004. Book value, or stockholders' equity totaled $14.06 per share at September 30, 2005.

The increase in net earnings for the quarter resulted primarily from a $57,000, or 7.5%, decrease in general, administrative and other expense, which was partially offset by a $24,000, or 2.3%, decrease in net interest income, a $3,000, or 2.3%, decrease in other income and an $11,000, or 6.9%, increase in income taxes.

For the nine months ended September 30, 2005, PFS Bancorp, Inc. reported net earnings of $706,000, or diluted earnings per share of $.49, an increase of $38,000, or 5.7%, as compared to the $668,000, or diluted earnings per share of $.47, in earnings reported for the nine months ended September 30, 2004.

The increase in net earnings for the nine months ended September 30, 2005 was primarily due to a $50,000, or 1.7%, increase in net interest income and a $53,000, or 14.2%, increase in other income which were partially offset by a $47,000, or 2.1%, increase in general, administrative and other expense and an $18,000, or 3.9%, increase in income taxes.

At September 30, 2005, PFS Bancorp, Inc. reported total assets of $130.9 million, an increase of $1.1 million, or .9%, compared to total assets at December 31, 2004. The increase in assets was comprised primarily of a $6.3 million, or 5.5%, increase in loans receivable which was partially funded by an increase in deposits of $2.4 million, or 2.8%, to $89.4 million at September 30, 2005.

On May 4, 2005, Peoples Community Bancorp, Inc. of West Chester, Ohio announced an Agreement and Plan of Merger with PFS Bancorp, Inc. Under the terms of the agreement, Peoples Community Bancorp, Inc. will pay $23.00 in cash for each of the outstanding common shares of PFS Bancorp, Inc. The stockholders of PFS Bancorp, Inc. approved the merger on October 14, 2005. The merger is expected to be consummated in the fourth quarter of 2005.

PFS Bancorp, Inc. is the unitary thrift holding company for Peoples Federal Savings Bank which conducts business from its main office and two branch offices in southeastern Indiana.



                           PFS Bancorp, Inc.
        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                            (In thousands)

                                                 September 30,     December 31,
     ASSETS                                               2005             2004

Cash and cash equivalents                           $    3,778       $    7,484
Investment securities                                    3,037            5,157
Loans receivable                                       120,976          114,673
Other assets                                             3,108            2,440
                                                       _______          _______
     Total assets                                     $130,899         $129,754
                                                       =======          =======
     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                               $89,356          $86,939
Advances from the FHLB                                  19,500           17,500
Note payable                                                 -            3,500
Other liabilities                                        1,322            1,286
                                                       _______          _______
     Total liabilities                                 110,178          109,225

Shareholders' equity                                    20,721           20,529
                                                       _______          _______
     Total liabilities and shareholders' equity       $130,899         $129,754
                                                       =======          =======

                              PFS Bancorp, Inc.
              CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                     (In thousands, except share data)


                                      Nine months ended     Three months ended
                                        September 30,          September 30,
                                     2005           2004     2005        2004
                                         (Unaudited)            (Unaudited)
Total interest income               $5,017         $4,195   $1,710      $1,453

Total interest expense               1,952          1,180      696         415
                                     _____          _____    _____       _____
    Net interest income              3,065          3,015    1,014       1,038

Provision for losses on loans           72             72       24          24
                                     _____          _____    _____       _____
    Net interest income after
     provision for losses on loans   2,993          2,943      990       1,014

Other income                           427            374      129         132

General, administrative and other
 expense                             2,235          2,188      700         757
                                     _____          _____    _____       _____
    Earnings before income Taxes     1,185          1,129      419         389

Income taxes                           479            461      170         159
                                     _____          _____    _____       _____
    NET EARNINGS                    $  706         $  668   $  249      $  230
                                     =====          =====    =====       =====
    EARNINGS PER SHARE
       Basic                          $.51           $.48     $.18        $.16
                                       ===            ===      ===         ===
       Diluted                        $.49           $.47     $.17        $.16
                                       ===            ===      ===         ===